NATIONAL HEALTH REALTY, INC.

NOTICE OF THIRD ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD APRIL 26, 2001

To Our Stockholders:

     We cordially invite you to attend the Third Annual Meeting of the Stockholders (the "Meeting") of National Health Realty, Inc. (the "Company"). The Meeting will be held at City Center, 14th Floor, 100 Vine Street, Murfreesboro, Tennessee on Thursday, April 26, 2001, at 5:30 p.m. CDT, for the following purposes:

     1.     To re-elect one director;

     2.     To ratify the selection of Arthur Andersen LLP as independent accountants for the year ending December 31, 2001; and

     3.     To transact such other business as may properly come before the Meeting or any continuances of it.

     The nominee for re-election as a director is J. K. Twilla. He currently serves as a director of the Company.

     The Board of Directors has fixed the close of business on Wednesday, February 28, 2001, as the record date for the determination of stockholders who are entitled to vote at the Meeting, including any continuances.

     We encourage you to attend the Meeting. Whether you are able to attend or not, we urge you to indicate your vote on the enclosed proxy card FOR the re-election of Dr. Twilla as a director and FOR ratification of the selection of Arthur Andersen LLP as independent accountants for the year ending December 31, 2001. Please sign, date, and return the proxy card promptly in the enclosed envelope. If you attend the Meeting, you may vote in person even if you have previously mailed a proxy card.

                                                                  By Order of the Board of Directors

                                                                  Richard F. LaRoche, Jr.

March 30, 2001 Secretary
Murfreesboro, Tennessee

NATIONAL HEALTH REALTY, INC.
100 Vine Street
Murfreesboro, Tennessee 37130

PROXY STATEMENT

THIRD ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD APRIL 26, 2001

     The accompanying proxy is solicited by the Board of Directors of National Health Realty, Inc., (the "Company") to be voted at the Annual Meeting of the Stockholders (the "Meeting") to be held on Thursday, April 26, 2001, commencing at 5:30 p.m. CDT and at any continuances of the Meeting. The Meeting will be held at the City Center, 14th Floor, Murfreesboro, Tennessee. It is anticipated that this proxy material will be mailed on or about March 30, 2001, to all stockholders of record on February 28, 2001.

     A copy of Form 10-K of the Company for the year ended December 31, 2000, including financial statements, is also enclosed.  You have the power and right to revoke the proxy at any time before it is exercised. A proxy may be revoked by filing with the Secretary of the Company (i) a written revocation or (ii) a proxy from you with a later date than the prior proxy. Furthermore, if you attend the Meeting, you may elect to vote in person, thereby canceling the proxy.

How We Count the Votes

*     Shares of common stock represented in person or by proxy at the Meeting (including shares which abstain or do not vote with respect to one or more of the matters presented at the Meeting) will be tabulated by the Company's Secretary who will determine whether or not a quorum is present.

*     Abstentions will be counted as shares that are present and entitled to vote for purposes of determining the number of shares that are present and entitled to vote with respect to any particular matter, but will not be counted as votes in favor of such matter. Accordingly, an abstention from voting on Proposals I and II will have the same legal effect as a vote "against" the matter even though the stockholder or interested parties analyzing the results of the voting may interpret such vote differently.

*     If a broker holding stock in "street name" indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter. Accordingly, a "broker non-vote" may effect establishment of a quorum, but, once a quorum is established, will have no effect on the voting on such matter.

*     A majority of the issued and outstanding shares of common stock entitled to vote constitutes a quorum at the Meeting. The affirmative vote of the holders of a majority of the votes cast at the Meeting is required for the election of directors, while the ratification of the appointment of the Company's independent accountants requires the affirmative vote of the holders of a majority of the issued and outstanding shares of common stock.

VOTING SECURITIES AND PRINCIPAL HOLDERS

     The Board of Directors has declared the close of business on February 28, 2001 as the record date. The outstanding voting securities of the Company as of December 31, 2000, consisted of 9,570,323 shares of common stock, par value $.01 per share ("Common Stock"). Stockholders of record as of the record date are entitled to notice of and to vote at the Meeting or any continuances. Each holder of the shares of Common Stock is entitled to one vote per share on all matters properly brought before the Meeting. Stockholders are not permitted to cumulate votes for the purpose of electing directors or otherwise.

     The following information is based upon filings made by the entities identified below with the Securities and Exchange Commission. Except as set forth below, on December 31, 2000 no person was known to us to own beneficially more than 5% of the outstanding Common Stock:

Name and Address	Shares Beneficially Owned on 12/31/00 (2)	Percent of Outstanding Shares on 12/31/00
National Health Corporation P. O. Box 1398 Murfreesboro, TN 37133	1,271,147 (1)	13.3%
W. Andrew Adams 100 Vine Street Murfreesboro, TN 37130	1,128,580 (1)	11.8%
Nicholas Company, Inc. 700 North Water Street Milwaukee, WI 53202	619,128 (3)	6.5%
T. Rowe Price Associates, Inc. 100 East Pratt Street Baltimore, MD 21202	589,000 (4)	6.1%
Nicholas Income Fund, Inc. 700 North Water Street Milwaukee, WI 53202	561,828	5.9%
The Northern Trust Company 801 S. Canal C-IN Chicago, IL 60607	506,049	5.3%
State Street Bank & Trust Company 1776 Heritage Drive No. Quincy, MA 02171	550,300	5.1%
Robert G. Adams City Center, 100 Vine Street Murfreesboro, TN 37130	485,309	5.1%

(1)  Included as shares beneficially owned are units of limited partnership interest in NHR/OP, L.P., the Company's operating subsidiary. Although these units cannot vote, they may be exchanged for shares of the Company's common stock. This exchange has income tax consequences to the holder, but not the Company.
(2)  This is ownership calculated in accordance with Securities and Exchange Commission Rules and not in accordance with real estate investment trust regulations.
(3)  Not included in these shares are 443,600 shares owned individually by Albert O. Nicholas, CEO of Nicholas Company, Inc.
(4) These securities are owned by various individual and institutional investors (which own 589,000 shares, representing 6.1% of the shares outstanding), which T. Rowe Price Associates, Inc. (Price Associates) serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

PROPOSAL I

ELECTION OF DIRECTORS

     Pursuant to our Articles of Incorporation, the directors have been divided into three groups. Each group is elected for a three-year term and only one group is up for election each year. At the April 26, 2001 Meeting one director will be elected to hold office for a term of three years or until his successor has been duly elected and qualified.

     The nominee for election at the Meeting is J. K. Twilla, currently a director of the Company. Unless authority to vote for the election of the director has been specifically withheld, your proxy holder intends to vote for the election of Dr. Twilla to hold office as a director.

     If the nominee becomes unavailable for any reason (which event is not anticipated), the shares represented by the enclosed proxy may (unless such proxy contains instructions to the contrary) be voted for such other person as may be determined by the proxy holder.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE NOMINEE.

     The following is information about the nominees, other board members and executive officers:

Name	Age	Position	Expiration of term as Director	Common Stock Beneficially Owned at 12/31/00(1)	Percent of Shares Outstanding 12/31/00
J. K. Twilla	74	Director	2001	78,392	*
Olin O. Williams	70	Director	2003	112,645	1.2%
Ernest G. Burgess, III	60	Director	2002	184,320	1.9%
W. Andrew Adams	55	Director & President	2002	1,128,580	11.8%
Robert G. Adams	54	Director & Sr. V.P.	2003	485,309	5.1%
Richard F. LaRoche, Jr.	55	Sr. V.P. & Secretary		380,341	4.0%
All Directors & Exec. Officers as a group (6 people)				2,369,587	24.7%

*Less than 1%
(1) Except as otherwise noted, all shares are owned beneficially as defined by Security and Exchange Commission rules with sole voting and investment power. Included in the amounts above are 15,000 shares each optioned to Mr. Burgess, Dr. Williams and Dr. Twilla, as well as the options to Messrs. Adams and LaRoche shown on Table A hereafter.

     Drs. J. K. Twilla and Olin O. Williams were physicians in private practice in Tennessee for more than 35 years each and are now retired. Dr. Williams serves on the Board of the Bank of Murfreesboro, headquartered in Murfreesboro, Tennessee. Both serve on the Board of National HealthCare Corporation (NHC).

     Robert G. Adams (Senior Vice President) is a director of the Company and also serves as Senior Vice President and director for NHC and Vice President of National Health Investors, Inc. Mr. Adams has a B.S. Degree from Middle Tennessee State University and is the Chief Operating Officer for NHC.

     Ernest G. Burgess, III retired as a Senior Vice President of NHC in 1995. He has a M.S. degree from the University of Tennessee. He also serves on the Board of National HealthCare Corporation.

     W. Andrew Adams (President) is a director of the Company and has been the Chief Executive Officer of NHC since 1981 and on its Board since 1974. He is also the President and on the Board of Directors of National Health Investors, Inc. He has a M.B.A. degree from Middle Tennessee State University. Mr. Adams serves on the Board of Directors of Lipscomb University, Nashville, Tennessee; SunTrust Bank, Nashville; and Boy Scouts of America.

     Richard F. LaRoche, Jr. is Senior Vice President and Secretary of the Company and has also served in those positions for NHC since 1974 and as General Counsel since 1971. Mr. LaRoche has a law degree from Vanderbilt University and an A.B. degree from Dartmouth College. His responsibilities include legal affairs, acquisitions, and finance. He also serves as a director, Vice President and Secretary of National Health Investors, Inc.

Board of Directors and Committees of the Board

     The Board of Directors held 4 meetings during 2000. All directors were present at the meetings of the Board and committees on which they served. The outside directors serve as the Audit Committee and the Compensation Committee; however, the Compensation Committee did not meet in 2000 since it currently has no responsibilities. The Company contracts with NHC to act as its Investment Advisor, one responsibility of which is to employ and compensate all officers and employees.

     The Audit Committee, which met three times in 2000, has filed the following report for inclusion in this proxy:

                                               Report of the Audit Committee

     The Audit Committee reviews the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements in the reporting process. The Company's independent auditors are responsible for expressing an opinion on the conformity of NHR's audited financial statements to generally accepted accounting principles.

     In this context, the Audit Committee has reviewed and discussed with management and the independent auditors the audited financial statements, which are included in the materials accompanying this proxy. The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). In addition, the Audit Committee has received from the independent auditors the written disclosures required by Independent Standards Board No. 1 (Independent Discussions with Audit Committees) and discussed with them their independence from the Company and its management. The Audit Committee has considered whether the independent auditors provision of an analysis of NHR's stock ownership for the tax year ended December 31, 2000 is comparable with the auditors' independence.

     In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company's Annual Report on SEC Form 10-K for the year ended December 31, 2000, for filing with the Securities and Exchange Commission.

     Submitted by the National Health Realty, Inc. Audit Committee.

                                                                           Ernest G. Burgess III, Chairman
                                                                           J. K. Twilla
                                                                           Olin O. Williams

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS
AND CERTAIN TRANSACTIONS

Cash Compensation

     Directors not affiliated with NHC, the Company's Investment Advisor, receive compensation for their Board service in the amount of $2,500 per meeting attended. The Company reimburses all directors for travel expenses incurred in connection with their duties as directors of the Company.

     The Company's executive officers (W. Andrew Adams, Robert Adams and Mr. LaRoche) are also employees of NHC. Their compensation is determined solely by NHC, which allocates a portion of their annual performance bonus to the Company. Payment of the allocated amount by the Company is credited against the Advisory Fee paid NHC. W. Andrew Adams, Robert Adams, and Mr. LaRoche each received $150,000 for allocated bonuses in 1999. Neither Messrs. Adams nor Mr. LaRoche have yet been allocated any performance bonus for 2000. The Company paid no other perquisites or bonuses to its executive officers. Because NHC sets the salaries of the Company's three executive officers, the Company's Compensation Committee did not issue a Compensation Committee Report.

Director and Officer Options

     The 1997 Stock Option Plan (the "Plan") provides for an automatic grant to each non-employee director of an option to purchase 5,000 shares of Common Stock on the date of the Annual Stockholder's Meeting at the then fair market value.

     The Plan permits options to be exercised for cash or by surrender of shares of Common Stock of the Company valued at the then fair market value. Unless otherwise specifically provided in the option agreement, no option shall be transferable, other than by will, family gift, or the laws of descent and distribution. All shares which may be issued under the Plan and the exercise prices for outstanding options are subject to adjustment in the event that the number of outstanding shares of Common Stock will be changed by reason of stock splits, stock dividends, reclassifications or recapitalizations. In addition, upon a merger or consolidation involving the Company, participants are entitled to shares in the surviving corporation.

     Pursuant to the automatic grant provisions of the Plan, the three non-employee directors have each received options to purchase shares at $18.875 on January 5, 1998, $11.50 on April 26, 1999, and $6.50 on May 24, 2000. The outside directors have not exercised any of the 1998, 1999 or 2000 grants. There are currently 64,802 shares available to grant under the 1997 Plan.

     Table A and B set forth information regarding options which are outstanding, granted or exercised under the Plan as of December 31, 2000, for the Company's three executive officers. Table C sets forth information regarding options outstanding and exercised during 2000 for the executive officers, all directors and all other NHC employees as a group. The Company has not granted any SARs.

TABLE A
Option/SAR Grants in Last Fiscal Year [12-31-00]
Individual Grants					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
	Number of Securities underlying options/ SARs Granted (#)	Percent of Total Options/ SARs Granted to Employees in Fiscal Year	Exercise of Base Price ($/Sh)	Expiration Date	5% ($)	10% ($)
W. Andrew Adams	-0-	-	-	-	-	-
Robert G. Adams	-0-	-	-	-	-	-
Richard F. LaRoche, Jr.	-0-	-	-	-	-	-

TABLE B
Aggregated Option/SAR Exercises in Last Fiscal Year
and FY-End Option/SAR Values
Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options/ SARs at Fiscal Year-End (#) Exercisable	Value of Unexercised in-the-Money Options/ SARs at Fiscal Year-End ($) Exercisable
W. Andrew Adams	-0-	-	44,000	-0-
Robert G. Adams	-0-	-	32,000	-0-
Richard F. LaRoche, Jr.	-0-	-	32,000	-0-
TABLE C
Name of Participant	Shares Under Option: 2000	Expiration Date	Options Exercised: 2000	Remaining Options	Exercise Price
W. Andrew Adams	44,000	10/13/05	-0-	44,000	$8.375
Richard F. LaRoche, Jr.	32,000	10/13/05	-0-	32,000	8.375
Robert G. Adams	32,000	10/13/05	-0-	32,000	8.375
All Executive Officers (3 persons)	108,000	10/13/05	-0-	108,000	8.375
All Non-Employee Directors (3 persons)	15,000 15,000 15,000	1/5/2003 4/26/2004 5/24/2005	-0- -0- -0-	15,000 15,000 15,000	18.875 11.50 6.50
All Other NHC Employees (26 persons)	259,000	10/13/05	-0-	259,000	$8.375

     The Company's grant or issuance of an incentive stock option under the Plan has no federal income tax consequences to either the Company or the optionee. Nor do any federal income tax consequences occur to either the Company or the optionee upon the optionee's exercise of his or her incentive stock option and purchase of Common Stock up to $100,000 per year, except that the difference between the fair market value of the stock purchased, pursuant to the exercise of the option and the amounts paid upon the option's exercise (the "Spread"), would be included in the optionee's alternative minimum taxable income for alternative minimum tax purposes. For options purchased in excess of the $100,000 limit, or for options granted to non-employee directors, or which are not held for the time discussed in the next paragraph, the Spread is taxable as ordinary income to the optionee and deductible by the Company at the time of exercise.

     After exercising the option, if the optionee holds the stock purchased for the requisite period under the Internal Revenue Code, then upon the optionee's disposition of the stock he or she will recognize capital gain (or loss) for federal income tax purposes on the amount of the Spread. The Company would not be entitled to a deduction upon such a disposition. To be entitled to such capital gains treatment, the optionee must not dispose of the underlying stock within two (2) years after the date the option is granted or one (1) year after the option is exercised.

     If the optionee disposes of the stock prior to such time, then the optionee will recognize ordinary income in an amount equal to the lesser of (i) the difference between the sales proceeds and the optionee's cost, or (ii) the difference between the fair market value of the stock on the date of exercise and the optionee's cost. The balance of the gain on a premature disposition of the stock, if any, will be capital gain for federal income tax purposes. Such a premature disposition will entitle the Company to a deduction equal to the amount of ordinary income recognized by the optionee.

Section 16(a) Disclosure Compliance

     Section 16(a) of the Securities and Exchange Act of 1934 as amended requires officers, directors, and persons who own more than 10% of the Company's equity securities to file statements of changes in beneficial ownership (Form 4 or 5) with the Securities and Exchange Commission (the SEC) and the American Stock Exchange. Officers, directors and greater than 10% shareholders are required by SEC regulations to furnish the Company with copies of all such forms they file.

     To the Company's knowledge, based solely on the review of the copies of such forms received by it, the Company believes that during 2000 all filing requirements applicable to its officers, directors, and greater than 10% beneficial owners were fulfilled.

Investment Advisor

     The Company has entered into an Advisory, Administrative Services and Facilities Agreement (the "Advisory Agreement") with NHC as Advisor under which NHC will provide management and advisory services during the term of the Advisory Agreement.

     Under the terms of the Advisory Agreement, NHC, as Advisor, agrees to use its best efforts:

     a)     To present to the Company a continuing and suitable investment program consistent with the investment policy of the Company as adopted by the directors from time to time;

     b)     To manage the day-to-day affairs and operations of the Company, including the employment of and compensation to all personnel; and

     c)     To provide administrative services and facilities appropriate for such management.

     In performing its obligations under the Advisory Agreement, the Advisor is subject to the supervision of and policies established by the Company's Board of Directors.

     The Advisory Agreement is in effect through December 31, 2003 and thereafter continues on a year to year term, but can be terminated by either party without cause on 90 days notice on or after January 1, 2000.

     For its services under the Advisory Agreement, the Advisor is entitled to the greater of i) two percent (2%) of the Company's consolidated gross revenues calculated according to generally accepted accounting principles, or ii) the actual expenses incurred by the Advisor as outlined in the Advisory, Administrative Services and Facilities Agreement. The Advisor's compensation is payable in monthly installments on the last day of each month, adjusted annually upon completion of audit. $503,000 was earned in 2000 and all payments are current. Salaries or bonuses paid by the Company to its executive officers are credited against these installments.

Comparison of Cumulative Total Return

     Since the Company's creation on December 31, 1997, the Company's cumulative total return as compared with the S & P 500 Index and all other publicly traded real estate investment companies (NAREIT Hybrid) is as shown in the graph on the last page of this proxy statement.

PROPOSAL II

RATIFICATION OF APPOINTMENT OF AND
RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

     The Company has selected Arthur Andersen LLP as its independent auditors for fiscal year ending December 31, 2001. Although a stockholder vote is not required, the Board requests the approval of stockholders for this appointment. Arthur Andersen LLP audited the Company's financial statements for the year ended December 31, 2000.

     In addition to performing the audit of the Company's financial statements, Arthur Andersen LLP provided various other services during 2000. The aggregate fees billed for 2000 for each of the following categories of services are set forth below:

Audit and review of the Company's 2000 quarterly and annual financial statements	$45,500
Financial information systems and implementation	-
All other services	20,000

     All other services relate to tax compliance and planning.

     If the stockholders do not ratify the selection of Arthur Andersen LLP, the selection of independent accountants will be reconsidered by the Board of Directors, although the Board of Directors would not be required to select different independent accountants for the Company. The Board of Directors retains the power to select another firm as independent accountants for the Company to replace the firm whose selection was ratified by the Company's stockholders in the event the Board of Directors determines that the best interest of the Company warrants a change of its independent accountants.

     Representatives of Arthur Andersen LLP will be present at the Annual Meeting and will be given the opportunity to make a statement if they desire to do so. They will also be available to respond to appropriate questions from stockholders at the Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE
"FOR" PROPOSAL II.

STOCKHOLDER PROPOSALS

     October 1, 2001 is the date by which proposals of stockholders intended to be presented at the 2002 Annual Meeting of Stockholders must be received by the Company for inclusion in the Company's proxy statement and form of proxy relating to that meeting.

EXPENSES OF SOLICITATION

     The total cost of this solicitation will be borne by the Company. In addition to use of the mail, proxies may be solicited by directors and officers of the Company personally and by telephone, telegraph, or facsimile transmission.

OTHER MATTERS

     The Board of Directors knows of no other business to be presented at the Meeting, but if other matters properly come before the Meeting, it is intended that the persons named in the proxy will vote on such matters in accordance with their best judgment.

                                                                        s/Richard F. LaRoche, Jr.
                                                                        Richard F. LaRoche, Jr., Secretary

March 30, 2001
Murfreesboro, Tennessee

National Health Realty, Inc.
Comparison of Cumulative Total Return
	1997	1998	1999	2000
NHR	100	76.8	62.3	85.1
S & P 500	100	126.7	151.4	136.1
NAREIT-Hybrid	100	66.0	42.3	47.2

Assumes $100 inv. 12/31/97 in NHR, S & P 500 and NAREIT-Hybrid.